Exhibit 10.2

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed or constitutes personal information. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONSULTING AGREEMENT

Effective Date: June 9, 2026

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Iovance Biotherapeutics, Inc., a Delaware corporation (“Iovance”), and Friedrich-Reinhard Graf Finck von Finckenstein, M.D., an individual, with a primary address at 19 Dover Court, San Carlos, CA 94070 (“Consultant”), as of the date set forth above (the “Effective Date”).  Iovance and Consultant may each be referred to as a “Party” or together, the “Parties.”

WHEREAS, Iovance employed Consultant as Chief Medical Officer through June 8, 2026;

WHEREAS, the Parties executed a Separation Agreement and General Release (“Separation Agreement”) on June 8, 2026;

WHEREAS, Consultant has accepted and not timely revoked the Separation Agreement;

WHEREAS, Iovance may require assistance from time to time with regard to matters involving the clinical science and other clinical development related departments;

WHEREAS, Consultant is willing to provide services on a limited basis to Iovance without any break in time between the period of employment and the date when Consultant will commence to provide consulting services;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Iovance and Consultant hereby agree to be legally bound as follows:

1.	Services.
1.1Services.  During the Term, Consultant shall perform for Iovance the consulting services described in Schedule 1 (the “Services”).  Consultant shall perform Services only in response to specific requests from Iovance.
2.	Compensation.
2.1Fees for Services.  In connection with the Services, Iovance shall pay Consultant an hourly rate of $300.00 for hours spent by Consultant at Iovance’s request.  All sums shall be reported on an IRS Form 1099 and Consultant shall provide an IRS Form W-9 prior to performing any Services.  Weekly billing shall not exceed $6,000.00 absent prior written consent from the CEO.  The invoice for Services shall be submitted and paid in accordance with Section 2.4.

2.2Benefits.  Consultant is not an employee of Iovance and will not be entitled to participate in or receive any benefit or right as a Iovance employee under any Iovance employee benefit and welfare plan, including employee insurance, pension, savings, and security plans as a result of Consultant’s entering into this Agreement.  However, subject to the terms and conditions of the applicable Iovance Equity Incentive Plan, as amended (the “Equity Plan”) and applicable award agreement(s) thereunder, and provided that (i) this Consulting Agreement is executed on the Separation Date, and (ii) Consultant does not revoke the Separation Agreement, for purposes of any Iovance stock options held by Consultant that are vested as of Consultant’s final day of employment with Iovance (the “Vested Stock Options”), the post-termination period to exercise the Vested Stock Options (the “Exercise Period”) shall not commence until the end of the Term of this Consulting Agreement; provided, however, that if this Consulting Agreement is not executed on the Separation Date, the applicable Exercise Period shall be determined in accordance with the Equity Plan and applicable award agreement(s) thereunder.
2.3Expenses.  Iovance shall reimburse Consultant for all pre-approved, reasonable expenses incurred by Consultant in connection with the performance of the Services, including travel expenses, if any.  Consultant shall invoice Iovance for such expenses, which invoice shall include reasonable supporting documentation (such as copies of receipts) verifying such expenses, in accordance with Section 2.4.
2.4Invoicing and Payment.  Consultant shall use reasonable efforts to consolidate invoices deliverable pursuant to this Section 2 into no more than one (1) invoice per month.  Such invoice shall be itemized, including the date of the Service, the Services provided, and the date of such Services in reasonable detail.  All invoices shall be delivered by electronic mail to ap@iovance.com and Consultant shall include any reference number provided by Iovance on such invoices.  Iovance shall pay all undisputed invoices (or portions thereof) within sixty (60) calendar days of receipt of invoice.  Iovance shall pay all disputed amounts within ten (10) business days following resolution of such dispute by the Parties.
2.5Taxes and Withholdings.  All taxes relating to Consultant’s performance under this Agreement shall be the responsibility of Consultant and Iovance will issue an IRS Form 1099 in connection with payments for Services.  In particular, Consultant shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid or reimbursements provided to Consultant. Consultant shall indemnify Iovance for any costs, expenses, penalties or damages resulting from the tax treatment of payment made under this Agreement.
3.	Duties of Consultant.
3.1Availability; Communication, Reports and Performance.  Consultant shall perform requested Services remotely but shall be available to Iovance at its offices or such other places as the Parties may agree, at such times as the Parties may agree, and shall be available for telephone consultations as requested by Iovance.  Consultant shall not be entitled to subcontract any obligations hereunder without Iovance’s prior written approval.
3.2Efforts of Consultant.  Consultant shall perform Services conscientiously and in a professional and timely manner and devote Consultant’s commercially reasonable efforts and abilities thereto.    Consultant will comply with the anti-discrimination and anti-harassment policies of Iovance at all times.  In addition, Consultant shall follow generally accepted professional standards of care and all applicable federal, national, state, and local laws, rules and regulations of each country where Services shall be provided.
3.3Independent Contractor.  Consultant understands and agrees that Consultant is acting solely as an independent contractor of Iovance in performing any of the Services and as such agrees that, at all times, Consultant is not an employee of Iovance.  This Agreement shall not be construed as authority for Consultant to act as Iovance’s agent or in any similar capacity, or to make commitments of any kind for the account of or on behalf of Iovance, and Consultant shall not take any action suggesting otherwise, and Consultant shall indemnify and hold harmless Iovance from all liabilities arising from any allegation or determination to the contrary.
3.4Social Security Number.  Consultant certifies that he will supply his correct Social Security Number to Iovance.  Consultant acknowledges that Iovance will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement, including Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).
3.5Consultant Eligibility.  Consultant hereby represents, warrants, and covenants that:
(a)Consultant is not an Ineligible Person (as defined below);
(b)Consultant reviews on reasonable intervals all available public filings to confirm that it is not an Ineligible Person;
(c)Consultant shall immediately notify Iovance in the event Consultant learns of a proposed action by a governmental entity which could result in Consultant becoming an Ineligible Person; and
(d)Consultant shall immediately cease work pursuant to this Agreement upon discovering that Consultant has become an Ineligible Person.

For purposes of this Agreement, “Ineligible Person” shall include any individual or entity who/which is debarred under the Federal Food, Drug, and Cosmetic Act or excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs (including Medicare and Medicaid) or federal procurement or non-procurement programs or any foreign equivalents of the above.

4.	Confidentiality.
4.1Company Confidential Information.  Consultant shall hold in strict confidence, and not use, except for the benefit of Iovance, and not disclose to any person or entity without written authorization of Iovance, any Confidential Information (as defined below).  “Confidential Information” means any proprietary or confidential information of Iovance, including technical data, trade secrets, or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances, and other business information disclosed to Consultant by or on behalf of Iovance, either directly or indirectly, whether in writing, orally, or by drawings or inspection of documents or other tangible property; provided, that Confidential Information shall not include any of the foregoing items to the extent they have become publicly known and made generally available through no wrongful act of Consultant.
4.2Third-Party Information Held by Consultant.  Consultant represents and warrants that Consultant shall not improperly use or disclose to Iovance or any of its directors, officers, employees, or agents, any Confidential Information of any current or former client or other person or entity with whom Consultant has an agreement or duty to keep such information confidential, and that Consultant shall not bring onto the premises of Iovance any such information in any medium unless consented to in writing by such client, person, or entity.  In the event of Consultant’s breach of this Section 4.2, Consultant shall ensure that Iovance may freely and fully utilize the information so disclosed for any and all purposes.
4.3Third-Party Information Held by Iovance.  Consultant recognizes that Iovance has received, and in the future may receive, from third parties Confidential Information subject to a duty on Iovance’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant shall hold all such information in strict confidence and not disclose it to any person or entity or use it except as necessary in carrying out Projects and Services, consistent with Iovance’s agreement with such third party.  For purposes of this Agreement, such third-party information shall be deemed part of the Confidential Information of Iovance.
4.4Required Disclosure of Confidential Information.  If Consultant is required by law or court or governmental order to disclose Confidential Information, Consultant shall give Iovance prompt written notice of such requirement such that Iovance shall have the opportunity to apply for a protective order, injunction, or for confidential treatment of such Confidential Information.  Notwithstanding the forgoing, any information disclosed by Consultant pursuant to a court or governmental order shall remain Confidential Information and may not be disclosed under any other circumstances unless and until the Confidential Information so disclosed becomes publicly known and generally available through no wrongful act of Consultant.
4.5U.S. Defend Trade Secrets Act.  The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to limit any rights under such federal law.
4.6Material Non-Public Information.  Consultant acknowledges that certain Confidential Information may be considered material, non-public information of Iovance pursuant to applicable securities laws and regulations (“MNPI”).  Consultant agrees (i) not to trade in securities of Iovance while in possession of MNPI and to comply with all applicable federal and state securities laws and regulations, and (ii) not to provide MNPI to any other person who might trade in securities of Iovance.  Consultant agrees that it will advise its subcontractors (if approved by Iovance pursuant to Section 3.1) that federal and state securities laws and regulations may prohibit any person who has received from an issuer any MNPI about such issuer from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
5.	Ownership of Results.
5.1Assignment of Inventions.  Consultant shall promptly make full written disclosure to Iovance, shall hold in trust for the sole right and benefit of Iovance, and hereby assigns, transfers and conveys to Iovance, or its designee, all of Consultant’s worldwide right, title, and interest in and to any and all inventions, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under patent, copyright, or similar laws, that Consultant may solely or jointly conceive, develop, or reduce to practice, or cause to be conceived, developed, or reduced to practice, in furtherance of the Services or that result, to any extent, from the use of or access to Iovance’s Confidential Information, premises, or property (collectively, the “Inventions”), including any and all moral rights and intellectual property rights inherent therein and appurtenant thereto, including all patent rights, copyrights, trademarks, know-how, and trade secrets and the rights to apply for the same (collectively, “Intellectual Property Rights”).
5.2Further Assurances.  Upon the request and at the expense of Iovance, Consultant shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 5.1 or to enable Iovance to secure its rights in the Inventions and Intellectual Property Rights relating thereto in any and all jurisdictions, or to apply for, prosecute, and enforce Intellectual Property Rights in any and all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance, or renewal of any such Intellectual Property Right.  Without limiting the foregoing, Consultant shall disclose to Iovance all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths, and all other instruments which Iovance deems necessary in order to apply for and obtain such rights and in order to assign and convey to Iovance the sole and exclusive right, title, and interest in and to such Inventions and any Intellectual Property Rights relating thereto.  If Iovance is unable for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright, or other registration covering Inventions assigned to Iovance hereunder, then Consultant hereby irrevocably designates and appoints Iovance and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright, or other registrations thereon with the same legal force and effect as if executed by Consultant.
6.	Term and Termination.
6.1Term.  The term of this Agreement shall begin on the Effective Date and shall continue until December 9, 2026 (the “Term”) unless earlier terminated pursuant to this Section 6.  The continuation of this Agreement is contingent on Consultant signing and not revoking the Separation Agreement.  The Term may be extended only in writing signed by the Chief Executive Officer of Iovance expressly for the purpose of extending the Term of the Agreement.
6.2Termination.

(a)By Iovance.  Iovance shall have the right to terminate this Agreement, without notice or penalty, upon the occurrence of any of the following events: (i) Consultant fails or refuses to perform Services as contemplated in this Agreement, (ii) Consultant breaches his obligations under this Agreement or otherwise engages in fraud, dishonesty, willful misconduct or gross negligence in performance of his contractual obligations, (iii) Consultant revokes the Separation Agreement, (iv) Consultant is convicted of a criminal offense; or (v) the death or disability of Consultant.
(b)By Consultant.  Consultant shall have the right to terminate this Agreement with or without cause upon seven (7) days’ written notice to Iovance in accordance with Section 7.1.
6.3Obligations.  Upon termination, Iovance shall have no obligation to pay Consultant any fees or expenses that accrued subsequent to (a) a breach of Consultant’s obligations hereunder, (b) the failure of Consultant to perform the Services as contemplated by this Agreement, or (c) the commission of fraud upon Iovance by Consultant.
6.4Survival.  The provisions of Sections 3.3, 4, 5, 6.3, 6.4, and 7 shall survive the expiration or termination of this Agreement.  The expiration or termination of this Agreement shall not impair any right or obligation of any Party accruing prior to the effective date of such expiration or termination.
7.	Miscellaneous.
7.1Notices.  All notices and other communications required or permitted hereunder shall be in writing and deemed to have been given when hand delivered, or mailed by registered or certified mail or overnight courier with tracking capabilities, as follows or as a Party may otherwise notify to the other in accordance with this Section 7 (provided that such notice of change of address or recipient shall be deemed given only when received):
If to Iovance, to:	If to Consultant, to:

Iovance Biotherapeutics, Inc. 825 Industrial Road, Suite 100 San Carlos, CA 94070 Attention: Legal Department With an electronic copy to: legal@iovance.com	Friedrich-Reinhard Graf Finck von Finckenstein, M.D. [***]

7.2Property; Return or Destruction.  Consultant shall not remove any property from Iovance’s premises without prior written authorization from Iovance.  Promptly upon the expiration or termination of this Agreement, and earlier if requested by Iovance at any time, Consultant shall deliver to Iovance (and shall not keep in Consultant’s possession or deliver to anyone else) or, at Iovance’s option, destroy all Confidential Information of Iovance (and all embodiments thereof) and all software, documentation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, or any other work product whatsoever, developed by Consultant as part of, or in connection with, the Services or otherwise belonging to Iovance.  Consultant shall certify in writing as to such complete return or destruction.

7.3Indemnification.  Consultant shall indemnify Iovance for all costs, fees (including reasonable attorneys’ fees), expenses, losses, and other damages arising from (a) any injury to person or damage to property caused by Consultant, (b) any breach of this Agreement by Consultant, or (c) Consultant’s negligence or willful misconduct.
7.4Advice of Counsel.  Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement.  Furthermore, this Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.
7.5Assignment; No Third-Party Beneficiaries. Iovance may assign this Agreement without the prior written consent of Consultant.  Consultant hereby acknowledges and agrees that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and permitted assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties hereto or their respective successors and permitted assigns, any benefits, rights, or remedies.
7.6Governing Law, Jurisdiction, and Attorney Fees.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, United States of America, without giving effect to any conflict of laws provisions.  The Parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement may be brought in the federal or state court, as appropriate, for disputes arising in  the county of San Mateo, State of California. Employee expressly waives any objection to  forum non conveniens or jurisdiction as well as choice of law. The prevailing Party in any dispute or legal action regarding the subject matter of this Agreement shall be entitled to recover attorney’s fees and costs.
7.7Equitable Relief.  Consultant agrees that the confidentiality, assignment, licensing and related obligations in Sections 4 and 5 are reasonably necessary to protect Iovance’s legitimate business interests.  Consultant acknowledges that such limitations will not constitute or cause it any undue hardship.  Consultant further agrees that it would be impossible or inadequate to measure and calculate Iovance’s damages from any breach of the covenants set forth in Sections 4 and 5 of this Agreement, and that a breach of such covenants could cause serious and irreparable injury to Iovance.  Accordingly, Iovance shall have available, in addition to any other right or remedy available to it, the right to obtain an injunction from a court of competent jurisdiction restraining such a breach (or threatened breach) and to specific performance of any such Section.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.
7.8Entire Agreement, Amendment, and Waiver.  This Agreement (including the schedules hereto) contains the entire understandings of the Parties and supersedes all previous agreements (oral and written), negotiations, and discussions with respect to the Services.  The Parties may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged.

7.9Severability.  In the event of the invalidity of any provisions of this Agreement containing any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement.  The Parties will replace an invalid provision or fill any gaps with valid provisions, which most closely approximate the purpose and economic effect of the invalid provision or, in the case of a gap, the Parties’ presumable intentions.
7.10Interpretation.  The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.  The words “include,” “includes,” and “including” (and words of similar meaning) shall be deemed to be followed by the phrase “without limitation.”
7.11Survival.  The rights and obligations of the Parties, which by intent or meaning have validity beyond such termination (including rights with respect to confidentiality and inventions) shall survive the termination or expiration of this Agreement.
7.12Counterparts.  This Agreement may be executed in two (2) or more counterparts, including by “PDF” exchange, each of which shall be deemed to be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the Effective Date.

IOVANCE BIOTHERAPEUTICS, INC. /s/ Frederick G. Vogt Authorized Signature Name: Frederick G. Vogt, Ph.D., J.D. Title: Interim CEO and Presidant	FrIedricH-Reinhard Graf Finck von Finckenstein, M.D. /s/ Friedrich Graf Finckenstein Authorized Signature

This Agreement is to be executed in duplicate.
Please return one fully executed copy to Iovance at the address set forth in Section 7.1.

Signature Page to Consulting Agreement

SCHEDULE 1

Services

Iovance’s Chief Executive Officer (“CEO”) shall define Consultant’s scope of Services.

As requested by Iovance on a case-by-case basis, Consultant shall perform tasks which may include but are not limited to:

-	Projects that may be activated and approved in advance by the CEO.

Consultant shall operate independently and interact only with Iovance’s CEO when performing Services, unless otherwise requested in writing by the CEO. Consultant shall not supervise, utilize, or instruct any Iovance employees in connection with the Services.